Exhibit 10.15

June 13, 2018

Stephane Bancel

21 Chestnut Street

Boston, MA 02108

Dear Stephane:

As you know, Moderna Therapeutics, Inc. (the “Company”) is currently undertaking preparations for the Company’s initial public offering of shares of its common stock (the “IPO”). We are pleased to inform you that in connection with the IPO, you shall be granted an option to purchase 10,000,000 shares of the Company’s common stock (the “Option”), subject to the following terms, conditions and contingencies:

(i)

The Option shall be contingent on, and effective immediately following, the time a registration statement on Form S-l filed by the Company (the “Registration Statement”) with respect to its IPO is declared effective by the U.S. Securities and Exchange Commission (the “IPO Effective Date”);

(ii)

You must remain employed by the Company through the IPO Effective Date in order to be granted the Option, and if the IPO does not close within five business days after the IPO Effective Date then this Option shall be forfeited at such time;

(iii)	The IPO Effective Date must occur no later than December 31, 2019;

(iv)

The Option shall have a per share exercise price equal to the “Price to the Public” (or equivalent) set forth on the cover page of the final prospectus included in the Registration Statement, which shall be the fair market value of a share of the Company’s common stock on the grant date of the Option;

(v)

The “Vesting Commencement Date” for the Option shall be the date that you execute this letter agreement, as set forth below, which shall in no event be later than June 13, 2018 (the “Expiration Date”). In the event that you do not execute this letter agreement by the Expiration Date, then this letter agreement and the terms herein shall be null and void;

(vi)

The Option shall be divided into two (2) tranches. Fifty percent (50%) of the shares subject to the Option (the “Tranche 1 Portion”) shall vest on the fifth (5th) anniversary of the Vesting Commencement Date, subject to your continued employment with the Company through such date, and the remaining fifty percent (50%) of the shares subject to the Option (the “Tranche 2 Portion”) shall vest in accordance with the following schedule: twenty-five percent (25%) of the shares subject to the Tranche 2 Portion shall vest on the second (2nd) anniversary of the Vesting Commencement Date and the remaining shares subject to the Tranche 2 Portion shall vest in equal quarterly installments thereafter for the next three (3) years, subject to your continued employment with the Company through each applicable vesting date. For the avoidance of doubt, the Option (including the Tranche 1 Portion and the Tranche 2 Portion) shall be fully vested on the fifth (5th) anniversary of the Vesting Commencement Date, subject to your continued employment with the Company through each applicable vesting date;

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(vii)	In the event of a stock split, stock consolidation or similar event prior to the grant of the Option, the number of shares subject thereto shall be adjusted proportionately; and

(viii)

The Option shall be subject to the terms, conditions, definitions and provisions of the Company’s 2019 Stock Option and Incentive Plan, as amended from time to time, which shall be adopted by the board of directors of the Company, contingent on and prior to the IPO Effective Date, and the form of stock option agreement thereunder, to be signed by you and the Company.

This letter agreement sets forth the entire agreement between the Company and you regarding the Option, and supersedes any prior written or oral agreement or arrangement concerning such subject matter.

You may indicate your agreement with these terms by executing and dating this letter agreement and returning them to me by the Expiration Date.

Very truly yours,

Moderna Therapeutics, Inc.

By:	/s/ Noubar Afeyan
Noubar Afeyan
Chairman of the Board of Directors

I have read and accept the terms of this letter agreement:

/s/ Stephane Bancel
Signature of Stephane Bancel
Dated: 6/13/2018

modernatx.com

Exhibit 10.15

AMENDMENT NO. 1 TO LETTER AGREEMENT

This Amendment No. 1 to Letter Agreement (the “Amendment”) is entered into by and between Moderna, Inc. (formerly known as Moderna Therapeutics, Inc.) (the “Company”) and Stephane Bancel (the “Executive”), and is effective as of this 4th day of November, 2018.

WHEREAS, the Company and the Executive have previously entered into a letter agreement, dated as of June 13, 2018 (the “Letter Agreement”);

WHEREAS, the Executive and the Company desire to amend the Letter Agreement to revise and replace all references therein to “the Company’s 2019 Stock Option and Incentive Plan, as amended from time to time” with “the Company’s 2018 Stock Option and Incentive Plan, as amended from time to time (including, without limitation, any amendment to the name of such plan)”.

NOW, THEREFORE, in consideration of good and adequate consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.

Amendment to Section (viii). Section (viii) of the Letter Agreement is hereby amended, by deleting “the Company’s 2019 Stock Option and Incentive Plan, as amended from time to time”, and inserting the following in its place: “the Company’s 2018 Stock Option and Incentive Plan, as amended from time to time (including, without limitation, any amendment to the name of such plan)”. All other terms and conditions set forth in the Letter Agreement shall remain the same.

2.

Entire Agreement. The Amendment supersedes any previous agreements or understandings between the Company and the Executive, except to the extent that any agreement is expressly preserved in the Amendment.

3.	Governing Law. The Amendment shall be construed and governed according to the laws of the Commonwealth of Massachusetts, without regard to any conflict of laws provisions.

4.

Counterparts. The Amendment may be executed simultaneously in any number of counterparts (telecopied or otherwise), each of which when so executed and delivered shall be taken to be an original but all of which together shall constitute one and the same agreement.

5.	Successors and Assigns. The Amendment shall be binding upon, inure to the benefit of and be enforceable by and against the parties hereto and their respective successors and assigns.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Amendment has been executed by the Company and the Executive effective as of the day and year first above written.

Executive		Moderna, Inc.

/s/ Stéphane Bancel		/s/ Noubar Afeyan

		By:	Dr. Noubar Afeyan
		Title:	Chairman

Date:	Nov. 5, 2018	Date:	11-6-2018